Exhibit 10.1

Joint Venture Agreement

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is entered into as of this _10th__ day of April, 2022 (the “Execution Date”), by and between Singularity Future Technology Ltd., a company incorporated under the laws of the Commonwealth of Virginia (“Singularity”) and Golden Mainland Inc., a company incorporated under the laws of the State of Georgia (“Golden Mainland”), (each a “Party” and collectively the “Parties”).

WHEREAS, Singularity is a global logistics and blockchain technology company engaged in shipping, chartering, logistics services and technology services. Singularity is listed on the NASDAQ Capital Market.

WHEREAS, Golden Mainland is a company engaged in the provision of electricity services in North America, with access to up to 10GW of electricity resources in many states, including the US and Canada.

WHEREAS, the Parties desire to establish a Joint Venture entity(the “Joint Venture”), as defined further below;

WHEREAS, the Parties wish to enter into a joint venture agreement (the “Joint Venture Agreement” or the “Agreement”) setting forth the terms and conditions governing their agreement to enter into the transactions contemplated herby;

NOW, therefore, in consideration of the promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1. JOINT VENTURE

a. Name. Subject to the terms and conditions of this Agreement, the Parties shall form a Joint Venture under the laws of the State of New York.

General Purposes. The general purposes of the Joint Venture is a total investment of over $250 million to build a total of 1GW of mining sites in Texas, Ohio, and other states, with a full load of 300,000 bitcoin miners in 3400 watt.

c. The form of organization of the Joint Venture shall be a corporation. Neither Party shall have any liability to the Joint Venture except to the extent of their agreed upon capital contributions.

d. Relationship. The relationship between the Parties is exclusively that of Joint Venture. Nothing in this Agreement shall be construed to create employment, partnership, or other fiduciary relationship between the Parties.

ARTICLE 2. PRINCIPAL PLACE OF BUSINESS

The principal place of business for the Joint Venture shall be as follows:

98 Cutter Mill Rd Suit 322, Great Neck, NY11021.

ARTICLE 3. ASSETS & TITLE

The Parties hereby agree that legal title to assets of the Joint Venture, including intellectual property assets, real property assets, incoming funds and other monetary assets, as well as the Joint Venture itself, shall remain in the name of the Joint Venture.

a. The Joint Venture has the right to decide to build the mining sites, promote and conduct all kinds of operations related to the mining in any country.

ARTICLE 4. Capital Contributions

a. No capital contribution has yet been made to the Joint Venture. The Parties shall be obligated to make the initial capital contributions to the Joint Venture proportionate to the Parties’ respective equity interests.

b. The Parties may make additional capital contributions to the Joint Venture from time to time in a mutually agreed-upon manner. The Parties may also take out loans or acquire other debts for the Joint Venture, but each Party must obtain a written consent from the other Party prior to any such acquisition of loans or other financial obligations.

c. Capital contributions to the Joint Venture may be made by the Parties in the form of cash or other properties and assets.

(1) [Singularity] agrees to contribute capital/cash to the Joint Venture and pays all operation costs including, without limitation, office rent, office supplements, employee salaries and benefits, any other business related expenses.

(2) Golden Mainland shall provide the corresponding power resources and co-finance up to US$250 million with Singularity..

(3) Both Parties shall consciously contribute to the development of new business opportunities and profitability in the name of Joint Venture. If one party delays its capital contribution, the other party may withhold its capital contribution and recover the contribution already paid, including but not limited to cash, copyright, goodwill, properties and assets.

(4) Both Parties agree that, the total fund contribute to the JV will up to $250 million, the fund contribution ratio for Singularity is 51% and for Golden Mainland is 49%.

ARTICLE 5. OWNERSHIP AND EQUITY INTEREST

a. The equity interest of each Party shall be as follows:

Singularity: 51%

Golden Mainland: 49%

b. The Parties will share profits and losses in proportion to their equity interests. Each party is entitled to share the Joint Venture’s items of income, gain, loss, deduction, credit, and cash available for distribution pursuant to the Equity Interest as described in this Agreement, such Interest to be subject to all of the terms and conditions of this Agreement.

c. In the event of a default under this Agreement, the defaulting Party agrees to indemnity the other party against any loss or liability exceeding the other party’s ownership percentage set forth in this Agreement or for any liability or loss directly resulting from the default.

d. No party shall have any right to compensation solely due to its contribution to the Joint Venture except for the right to their respective shares in the net profits as provided herein, unless otherwise provided in this Agreement.

e. If any Party intends to transfer all or part of the ownership interest to a third party, such transfer requires the written consent of the other party, and the other party has the right of first refusal. However, each Party shall have the right to transfer all or part of the ownership interest to its affiliates, provided that such an affiliate has similar knowledge, capability and qualification to the transferor.

f. If any Party intends to transfer all or part of the ownership interest to a third party, the Party shall serve a written notice to the other party and inform the other Party of the terms and conditions of the proposed transfer. The other Parties shall respond as to whether to exercise its right of first refusal or agree to the proposed transfer within three (3) months of receipt of the written notice. If the other Parties fails to exercise its right of first refusal or agree to the proposed transfer to a third party within three months upon receipt of such notice, the transferor shall have the right to transfer to the third party, provided the terms and conditions of the proposed transfer shall be no more favorable than those in the written notice served to the other Party.

ARTICLE 6 THE BOARD OF DIRECTORS

6.1 Composition of the Board

(a)	The board of directors (the “Board”) shall consist of three (3) directors, two appointed by Singularity and one (1) appointed by Golden Mainland. The third director shall be nominated by Singularity and appointed by both Parties. Each director shall be appointed to serve for a term of five (5) years and may serve consecutive terms if reappointed by the original appointing Party.

(b)	If a seat on the Board is vacant due to retirement, removal, resignation, illness, disability or death of a director, the Party that originally appointed such director may appoint a successor to serve out such director’s term.

(c)	No Party shall appoint a person who has been be in serious violation of any law or agreements as the director of the Joint Venture.

6.2 Board Resolutions

a.	The Board shall be the highest authority of the Joint Venture. It shall decide all major issues concerning the Joint Venture.

b.	The following matters require unanimous approval of all the directors:

(i)	Terminating or change of the Joint Venture’s main business ;

(ii)	Making the Joint Venture’s salary and welfare system;

(iii)	Initiating, changing or cancelling financing applications of the Joint Venture;

(iv)	Sale, transfer or disposal of the Joint Venture’s assets valued in excess of

(v)	Repurchase of any shares or equity interests of the Joint Venture;

(vi)	Operation plans and investment plans of the Joint Venture;

(vii)	Investment in other companies;

(viii)	Review and approval of the annual financial, budget plan and financial accounting plan of the Joint Venture;

(ix)	Review and approval of the profit distribution plan and loss compensation plan of the Joint Venture;

(x)	Change of the General Manager of the Joint Venture;

(xi)	Extension of the term of the Joint Venture ;

(xii)	Establishment, adjustment or deregistration of any subsidiary;

(xiii)	Any sale, transfer, license, pledge or disposal in other ways of any trademark, patent, copyright or other intellectual property owned by the Joint Venture;

(xiv)	Changes of the size or business scope of the Joint Venture;

(xv)	Any guarantee to a third party for any debts or other financial obligations;

(xvi)	Any change to the accounting standard currently adopted by the Joint Venture;

(xvii)	Borrowing from banks or other financial institutions for non-business purpose;

(xviii)	Donating more than USD$5,000.00 in any fiscal year to any persons or organizations;

(xix)	Approval, adjustment, change of the related transaction between the Joint Venture and its director or shareholder, including but not limited to providing loans or guarantees, directly or indirectly, to any director or shareholder, undertaking to indemnify or providing guarantee to the debts of any director or shareholder;

(xx)	Any mortgage, guarantee, or pledge of the Joint Venture’s assets;

(xxi)	Amendments to the Articles of Association;

(xxii)	Early termination and dissolution of the Joint Venture;

(xxiii)	Increase or decrease of registered capital or the total capital of the Joint Venture;

(xxiv)	Merger, spin-offs and reorganizations of the Joint Venture.

6.3 Duties of the Board / Management

a. Establish the departments of the Joint Venture and overseeing the operation of the business;

b. Manage the day-to-day operations, bank accounts, staff and employees of the Joint Venture to ensure the continuous and optimal operation of the Joint Venture;

c. Decide on short-term and long-term goals of the Joint Venture , decide on the strategies of the Joint Venture, develop business plans and implement them;

d. Initiate and review annual financial plan, approve annual budget and monitor the budget execution;

e. Monitor, control and regulate the financial, commercial and operational affairs of the Joint Venture through monthly, quarterly, and annual financial statements.

ARTICLE 7 OPERATIONS AND MANAGEMENT

7.1 Management System

(d)	The Joint Venture shall adopt a management system under which the General Manager shall be responsible to and under the leadership of the Board.

(e)	the General Manager shall be responsible for the day-to-day management and operations of the Joint Venture. The General Manager shall be nominated by Singularity and appointed by the Board.

(f)	The General Manager shall serve for a term of [3] years.

(g)	The General Manager may serve consecutive terms upon re-appointment by the Board. In the event that it becomes necessary to replace the General Manager prior to the end of his/her then current term of office, Singularity shall nominate a new candidate to the Board for appointment to fill the position.

7.2 Responsibilities of the General Manager

a. The General Manager shall be directly report to the Board. The General Manager shall sit in at the meetings of the Board, and carry out various resolutions of the Board, manage and direct the day-to-day operation and management team of the Joint Venture.

b. Other duties of the General Manager: develop the intellectual properties for the Joint Venture, such as trademarks, copyrights, and/or patents; develop the image and goodwill of the Joint Venture; Monitoring the development of technology products of the Joint Venture; report on the major technical issues of the Joint Venture; and other duties may be assigned by the Board.

7.3 Neglect of Duty

In the event of corruption or serious breach or neglect of duty on the part of the General Manager, other manage team member shall recommend to the Board passing a resolution for dismissal of the General Manager.

7.4 Accounting System

(a) The Financial Controller of the Joint Venture, under the leadership of the General Manager, shall be responsible for the financial management of the Joint Venture.

(b) The General Manager and the Financial Controller shall prepare the accounting system and procedures in accordance with the relevant regulations. The accounting system and procedures to be adopted by the Joint Venture shall be submitted to the Board for approval.

7.5 Financial Reports

(a) The Joint Venture shall furnish to the Parties financial reports on at least a [monthly/quarterly] basis so that they may continuously be informed about the Joint Venture’s performance.

(b) The Joint Venture shall submit to the Parties an annual financial report (which shall include a profit and loss statement and balance sheet for the fiscal year) within 2 weeks after the end of the fiscal year.

7.6 Fiscal Year

The Joint Venture shall adopt the following fiscal year: beginning on July 1st and end on June 30, except that the first fiscal year shall commence on the date that the Joint Venture is formed and shall end on June 30 of next year.

ARTICLE 8 TERM & TERMINATION

8.1 The term of the Joint Venture (“Joint Venture Term”) shall be five (5) years, beginning on the date hereof and continuing until the 10th day of April, 2027, unless earlier terminated as specifically provided in this Joint Venture Agreement.

8.2 At least two (2) years before the Joint Venture Term expires, the Parties shall discuss the extension of the Joint Venture Term. If the Parties agree to extend the Joint Venture Term, the extension of the term shall be registered with the Filing Authority if applicable.

8.3 The Joint Venture shall be dissolved and this Joint Venture Agreement shall be terminated if any of the following events occurs:

1) expiration of the Joint Venture Term

2) inability to continue operations of the Joint Venture due to the failure of one of the Parties to fulfill its obligations stipulated in this Joint Venture Agreement and the Articles of Association (and if as a result one Party is in breach of Article 11, the other Party shall have the right to sue for damages regardless of whether this Joint Venture Agreement is terminated or not).

3) the Joint Venture is unable to continue operations due to the occurrence of an event of Force Majeure, as provided in Article 20 of the Agreement;

4) the Joint Venture is unable to achieve or maintain its business objectives, and has no future development prospects;

5) the Parties unanimously agree to an early dissolution of the Joint Venture;

6) an effective judicial order of dissolution issued by relevant judicial organs;

7) the Joint Venture is sold to a third party;

8.4 The Joint Venture must be terminated prior to dissolution, sale, or completion in the following circumstances:

(1) If either Party is in material breach of any term of this Joint Venture Agreement that cannot be cured within fourteen (14) days, or that Party fails to cure the breach within fourteen (14) days after a written request, the non-breaching party may terminate this Joint Venture Agreement in writing and force the sale or dissolution of the Joint Venture and its assets;

(2) If either Party is unable to perform its duties under this Joint Venture Agreement, including payment obligations or performance obligations, any other party may terminate this Joint Venture Agreement in writing and force the sale or dissolution of the Joint Venture and its assets.

8.5 Upon the termination of the Joint Venture, the Joint Venture and any remaining assets will be liquidated and the Parties will distribute the proceeds of such liquidation in proportion to their respective capital contributions.

ARTICLE 9. GENERAL DUTIES

The Parties, or other managers the Parties agree to hire, shall manage the Joint Venture as follows:

a. Overseeing the day-to-day operations of the Joint Venture;

b. Manage the books and other financial records of the Joint Venture;

c. Hiring staffs and contractors and overseeing the work of such staff and contractors;

d. Any other responsibilities under this Joint Venture Agreement.

ARTICLE 10. EXTERNAL FINANCING

Notwithstanding the foregoing, the Parties will not be able to undertake any of the following actions without the mutual written consent of the Parties:

a. Take out loans, borrow money, or otherwise acquire any debt from any person or entity;

b. Grant loans, lend money, or otherwise in other forms to provide loans to any person or entity;

c. Purchase real estate;

d. Refinance or otherwise alter the terms of any existing debt;

e. Allowing refinancing or otherwise altering the terms of any debt of any current debtor;

ARTICLE 11. BREACH OF AGREEMENT AND LIABILITIES FOR BREACH OF AGREEMENT

11.1 Breach of Agreement

If a Party fails to perform any of its material obligations under this Joint Venture Agreement, or if any material representation or warranty made by a Party under this Joint Venture Agreement is untrue or inaccurate, then that Party (Breaching Party) has breached this Agreement. In this case, the non-breaching Party may give the Breaching Party written notice that it has breached this Joint Venture Agreement and shall cure the breach within a reasonable time, which shall not exceed sixty (60) days of the date of such notice. If the breach has not been cured by the end of such sixty-day period, the non-breaching Party may request early dissolution of the Joint Venture.

11.2 Liability for Breach

In the event of a breach of this Joint Venture Agreement, the breaching Party shall indemnify the Joint Venture and other Parties in accordance with Article 10.3 of this Joint Venture Agreement. The rights set forth in Article 19 shall be in addition to any other remedies available to the non-breaching Party. The termination of this Joint Venture Agreement due to the exercise of such rights shall not relieve any Party of any obligations, nor does it relieve the breaching Party from its liability for damages to the non-breaching Party for breach of this Joint Venture Agreement. Waiver by the Performing Party of one or more default by the Breaching Party shall not deprive the Performing Party of its right to terminate this Agreement arising by reason of any subsequent default.

11.3 Indemnification by the Parties

Each Party agrees to reimburse, indemnify and hold harmless the Joint Venture and the other Party from and against any and all claims, actions, deficiencies, assessments, liabilities, losses, damages, costs, expenses, judgments and settlements, including reasonable legal fees, of any kind relating to or arising out of or in connection with or incidental to any breach of any representation or warranty of the Party under this Joint Venture Agreement or the failure of the Party to perform any of its obligations under this Joint Venture Agreement or in connection with any liability which results in losses to the Joint Venture or the other Party.

ARTICLE 12. CONFIDENTIALITY

Each Party hereby acknowledges and agrees that they and the other party each possess certain non-public confidential information (the “Confidential Information”) and may also possess trade secret information (the “Trade Secret Information”) (collectively the “Proprietary Information”) regarding their business operations and development. The Parties agree that the Proprietary Information is secret and valuable to each of their respective businesses and the Parties have entered into this Joint Venture as a business relationship, through which they will each have access to another party’s Proprietary Information. Each of the Parties desires to maintain the secret and private nature of any Proprietary Information given. “Receiving Party” refers to the Party that is receiving the Proprietary Information and “Disclosing Party” refers to the Party that is disclosing the Proprietary Information.

a. Confidential Information refers to any information which is confidential and commercially valuable to any of the Parties.

(1) The Confidential Information may be in the form of documents, techniques, methods, practices, tools, specifications, inventions, patents, trademarks, copyrights, equipment, algorithms, models, samples, software, drawings, sketches, plans, programs, power resources, power contract and other oral or written knowledge and secrets and may pertain to, but is not limited to, the fields of research and development, forecasting, marketing, personnel, customers, suppliers, intellectual property and finance including any other information which is confidential and commercially valuable to any of the Parties.

(2) Confidential Information may or may not be disclosed as such, through labeling, but is to be considered any information which ought to be treated as confidential under the circumstances through which it was disclosed.

b. Confidential Information shall not mean any information which:

(1) is known or available to the public at the time of disclosure or became known or available after disclosure through no fault of the Receiving Party;

(2) is already known, through legal means, to the Receiving Party;

(3) is given by the Disclosing Party to third parties, other than the Receiving Party, without any restrictions;

(4) is given to the Receiving Party by any third party who legally had the Confidential Information and the right to disclose it; or

(5) is developed independently by the Receiving Party and the Receiving Party can show such independent development.

c. “Trade Secret Information” shall be defined specifically as any formula, process, method, pattern, design or other information that is not known or reasonably ascertainable by the public, consumers, or competitors through which, and because of such secrecy, an economic or commercial advantage can be achieved.

d. The Parties hereby agree they shall:

(1) Not disclose the Proprietary Information via any unauthorized means to any third parties throughout the duration of this Agreement and the Parties’ relationship with each other unless, in the case of Confidential Information, that third party is a service provider necessary for the Joint Venture and the third party service provider agrees to sign a Non-Disclosure Agreement mutually agreeable to each Party;

(2) Not disclose the Confidential Information via any unauthorized means to any third parties for a period of three(3) years following the termination of this Joint Venture Agreement;

(3) Not disclose the Trade Secret Information forever, or for as long as such information remains a trade secret under applicable law, whichever occurs first, to any third party at any time;

(4) Not use the Confidential Information or the Trade Secret Information for any purpose except those contemplated herein or expressly authorized by the Disclosing Party.

ARTICLE 13. PRIOR INTELLECTUAL PROPERTY

In accordance with the terms and conditions of this Joint Venture Agreement, title and interest in and to intellectual property belonging to each of the Parties prior to this Joint Venture, including, but not limited to, plans, drawings, specifications, reports, advice, analyses, designs, methodologies, code, artwork, or any other intellectual property, registered or otherwise, shall remain with that Party throughout the duration of this Agreement and forever thereafter.

ARTICLE 14. THIRD PARTY LIABILITY

Each Party hereby agrees and acknowledges that their own liabilities, including debts and other financial obligations, shall remain their liabilities and shall not become the liabilities of the Joint Venture, nor shall any Party become liable for the liabilities of any other Party.

ARTICLE 15. DECISION DEADLOCK

The Parties will generally decide on the business decisions of the Joint Venture together, as well as any other management decisions to be made. However, in the event that the Parties cannot agree on a material issue related to the Joint Venture, this will be deemed a deadlock. If a deadlock occurs, any Party may offer to purchase the entirety of the Joint Venture from the other Party in writing, at a price mutually agreed-upon by both Parties. The price may be obtained through an external valuation.

ARTICLE 16. COMPETITION

No Party shall be permitted to engage in any competitive venture with this Joint Venture during the duration of this Joint Venture Agreement and the existence of the Joint Venture. This prohibition includes engaging in the employ of, acting as an independent contractor for, or otherwise providing business services to other organizations, companies or individuals who are or are potentially direct or indirect competitors of the Joint Venture.

ARTICLE 17. ARBITRATION

In case of a dispute between the Parties relating to or arising out of this Joint Venture Agreement, the Parties shall first attempt to resolve the dispute in good faith. If these resolution attempts fail, the Parties shall then submit the dispute to binding arbitration. The arbitration shall be conducted in the following state: New York. Each Party shall pay their own costs and fees. The Parties, in agreement with this subpart of this Joint Venture Agreement, waive any rights they may have to a jury trial in regard to arbitral claims.

ARTICLE 18. INSURANCE

The Joint Venture will obtain and maintain appropriate insurance for the particular industry the Joint Venture operates in.

ARTICLE 19. LIMITATION OF LIABILITY

No Party shall be liable to any other Party in this Joint Venture Agreement, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other Party of an indirect or consequential nature including without limitation any economic loss, data loss, loss of goodwill, or other loss of turnover, profits, or business.

ARTICLE 20 FORCE MAJEURE

20.1 Should any Party be prevented from performing its obligations under this Agreement by force majeure, such as earthquake, typhoon, flood, or other acts of nature, fire, explosion or other unforeseen event beyond the affected Party’s reasonable control (an Event of Force Majeure), the affected Party shall give the other Parties written notice without delay, and within fifteen (15) days of the event provide detailed information about and documents evidencing the event (including documents from official authorities if applicable), explaining the reasons for its inability to perform, or for its delay in the performance of, all or part of this Agreement.

ARTICLE 21. GENERAL PROVISIONS

a. GOVERNING LAW: Both parties agree this agreement shall be governed, construed, and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws rules. Any action arising out of this Joint Venture Agreement shall be brought in the state or federal courts located in the New York and both parties submit to the exclusive jurisdiction of any such court.

b. LANGUAGE: All communications made or notices given pursuant to this Joint Venture Agreement shall be in the English or Chinese languages.

c. ASSIGNMENT: This Joint Venture Agreement, or the rights granted hereunder, may not be assigned, sold, leased or otherwise transferred in whole or part by any Party.

d. AMENDMENTS: This Joint Venture Agreement may only be amended in writing signed by both Parties.

e.NO WAIVER: None of the terms of this Joint Venture Agreement shall be deemed to have been waived by any act or acquiescence of any Party. Only an additional written agreement can constitute waiver of any of the terms of this Joint Venture Agreement between the Parties. No waiver of any term or provision of this Joint Venture Agreement shall constitute a waiver of any other term or provision or of the same provision on a future date. Failure of any Party to enforce any term of this Agreement shall not constitute waiver of such term or any other term.

f. SEVERABILITY: If any provision or term of this Joint Venture Agreement is held to be unenforceable, then this Joint Venture Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Joint Venture Agreement, valid and enforceable. If a court declines to amend this Joint Venture Agreement as provided herein, the invalidity or unenforceability of any provision of this Joint Venture Agreement shall not affect the validity or enforceability of the remaining terms and provisions, which shall be enforced as if the offending term or provision had not been included in this Joint Venture Agreement.

g. PUBLIC ANNOUNCEMENT: No Party will make any public announcement or disclosure about the existence of this Joint Venture Agreement or any of the terms herein without the prior written approval of the other Party or Parties.

h. ENTIRE AGREEMENT: This Joint Venture Agreement constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous understandings, whether written or oral.

i. HEADINGS: Headings to this Joint Venture Agreement are for convenience only and shall not be construed to limit or otherwise affect the terms of this Joint Venture Agreement.

j. COUNTERPARTS: This Joint Venture Agreement may be executed in counterparts, all of which shall constitute a single agreement.

k. NOTICES ELECTRONIC COMMUNICATIONS PERMITTED: Any notice to be given under this Joint Venture Agreement shall be in writing and shall be sent by first class mail, air mail, or e-mail, to the address of the relevant Party set out of this Joint Venture Agreement, or other addresses as that Party may from time to time notify to the other Party in accordance with this clause. The relevant contact information for the Parties is as follows:

Attn: Ms. Jing Shan

Address: 98 Cutter Mill Rd Suit 322, Great Neck, NY11021

Tel: +1 718-888-1814

Email: angelashan@singularity.us

Golden Mainland

Attn: Haiyao Jiang

Address: 2757 Buford HWY NE STE 404 Atlanta, GA 30324 USA

Tel:

Email: haiyao2022@gmail.com

have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Singularity Future Technology Ltd.	Golden Mainland Inc.

By:	Jing Shan	By:	Haiyao Jiang

Title:	COO	Title:

Signature:	/s/ Jing Shan	Signature:	/s/Haiyao Jiang